NEWS RELEASE
FOR IMMEDIATE RELEASE

Company Contact:	Investor Contact:
Matthew H. Knight	Hayden Communications
President and Chief Executive Officer	Brett Maas (brett@haydenir.com)
(302) 456-6789	(646) 536-7331
www.sdix.com

Strategic Diagnostics Announces Resignation of Chief Financial Officer

NEWARK, Del., December 14, 2006 - Strategic Diagnostics Inc. (Nasdaq: SDIX) - today announced that its Chief Financial Officer, Anthony J. Simonetta, will resign effective January 5, 2007 to pursue other opportunities. The Company will immediately initiate a search for a new chief financial officer.

Matthew H. Knight, the Company’s President and Chief Executive Officer, commented, “We thank Tony for his service to SDI over the past two years and wish him well in all his future endeavors. Tony has been instrumental in strengthening many of our accounting practices.”

About Strategic Diagnostics Inc.

Strategic Diagnostics Inc. develops, manufactures and markets biotechnology-based detection solutions to a diverse customer base, across multiple industrial and human health markets. By applying its core competency of creating custom antibodies to assay development, the Company produces unique, sophisticated diagnostic testing and reagent systems that are responsive to customer diagnostic and information needs. Customers benefit with quantifiable “return on investment” by reducing time, labor, and/or material costs. All this is accomplished while increasing accuracy, reliability and actionability of essential test results. The Company is focused on sustaining this competitive advantage by leveraging its expertise in immunology, proteomics, bio-luminescence and other bio-reactive technologies to continue its successful customer-focused research and development efforts. Recent innovations in high throughput production of antibodies from genetic antigens will complement the Company’s established leadership in commercial and custom antibody production for the Research, Human/Animal Diagnostics, and Pharmaceutical industries, and position the Company for broader participation in the pharmacogenomics market.

This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project”, “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, inability to obtain or delays in obtaining fourth party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.